EXHIBIT 10.4(b)

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Second Amendment”) is entered into as of January 23, 2004 by and between Mobile Park Investment, Inc. (“Lessor”) and Interlink Electronics, Inc. (“Lessee”) and amends that certain Lease Agreement-NNN dated August 12, 1998 and First Amendment to Lease dated July 23, 2003 for the Premises commonly known as 546 Flynn Road, Camarillo, California, (“Premises”), as more particularly described therein.

Lessee wishes to lease additional space and to extend the term of the Lease. Accordingly, the parties agree to amend the Lease as follows.

1. New Premises:	Approximately 5,864 square feet will be added to the Existing Premises of approximately 35,333 square feet, for a total New Premises of approximately 41,197 square feet.

2. Effective Date:	February 15, 2004.

3. New Lease Term:	Five (5) years commencing February 15, 2004 and terminating on February 14, 2009.

4. Basic Monthly Rent:	As of the Effective Date, the basic monthly rent for the New Premises will be $27,190.02, NNN. Notwithstanding the above, the monthly rent shall be $23,319.78, NNN until Lessee is given possession of the 5,864 square feet of expansion space. Such possession is anticipated to be on or before April 1, 2004, at which time the rent will be $27,190.02, NNN.

5. Escalations to Basic Monthly Rent:	There will be a fixed three percent (3%) annual increase to the monthly rent effective February 15, 2005; February 15, 2006; February 15, 2007; and February 15, 2008, such that the monthly rent payable during the year starting at each effective date will be 3% higher than the monthly rent payable during the year prior to each effective date.

6. Building Square Footage:	Approximately 106,986 square feet.

7. Lessee’s Share of Building Operating Expenses (NNN Costs):	38.51%.

8. Lease Cancellation:

Lessee shall have a one-time right to cancel this Lease effective at the end of the forty-first (41st) month of the Lease Term with the following conditions:

a) Lessee provides at least six (6) months prior written notice to Lessor of its election to cancel the Lease;

b) Lessor is unable to make available to Lessee on or before the forty-first (41st) month of the Lease Term at least 10,000 square feet of contiguous office space on the second floor of the building;

c) Lessee pays to Lessor, prior to the cancellation date, an amount equal to the unamortized cost of Tenant improvements and brokerage commissions.

9. Tenant Improvements:	Lessor, at its sole cost and expense, shall be responsible for the alterations and additions to the Existing Premises and the New Premises in accordance with the attached plans and construction key notes dated January 13, 2004, developed by Neal Subic, AIA and mutually agreed to by the parties. All tenant improvements including new carpeting and paint will be completed using building standard materials, specifications, and quantities. Lessee to have a selection of carpet and paint from Lessor’s samples.

10. Unreserved Parking Spaces:	114.

11. Monument Signage:	Lessor shall coordinate with Lessee to design, plan and obtain governmental approvals as required for a single panel or multiple panel monument type sign to be located near the corner of Flynn Road and Calle Tecate adjacent to the Building. The costs of the sign, its fabrication, installation, and maintenance shall be the responsibility of Lessee if a single panel (Interlink Electronics) monument sign is utilized, or shall be shared by Lessee and Lessor on a 50/50 basis if a multiple panel monument sign is utilized. The monument sign, its location, size, shape, and colors, shall be approved by Lessor, which approval shall not be unreasonably withheld, and by the City of Camarillo, as required.

12. Option to Extend:	(See attached A.I.R. Option to Extend Standard Lease Addendum).

13. Force and Effect:	To the extent that any terms or provisions of this Amendment are inconsistent with any terms or provisions of the Lease or prior Amendments, the terms and provisions of this Amendment shall prevail and control for all purposes.

LESSOR:		LESSEE:
Mobile Park Investment, Inc.		Interlink Electronics, Inc.

By:	/s/ JAMES CHESTON	By:	/s/ PAUL D. MEYER

By:	James Cheston	By:

Date:		Date:	1/23/04

OPTION(S) TO EXTEND

STANDARD LEASE ADDENDUM

Dated January 23, 2004
By and Between (Lessor) Mobile Park Investment, Inc.
(Lessee) Interlink Electronics, Inc.
Address of Premises: 546 Flynn Road, Camarillo, CA

Paragraph 8

A.	OPTION(S) TO EXTEND:

Lessor hereby grants to Lessee the option to extend the term of this Lease for one (1) additional sixty (60) month period(s) commencing when the prior term expires upon each and all of the following terms and conditions:

(i) In order to exercise an option to extend, Lessee must give written notice of such election to Lessor and Lessor must receive the same at least 6 but not more than 9 months prior to the date that the option period would commence, time being of the essence. If proper notification of the exercise of an option is not given and/or received, such option shall automatically expire. Options (if there are more than one) may only be exercised consecutively.

(ii) The provisions of paragraph 39, including those relating to Lessee’s Default set forth in paragraph 39.4 of this Lease, are conditions of this Option.

(iii) Except for the provisions of this Lease granting an option or options to extend the term, all of the terms and conditions of this Lease except where specifically modified by this option shall apply.

(iv) This Option is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while the original Lessee is in full possession of the Premises and without the intention of thereafter assigning or subletting.

(v) The monthly rent for each month of the option period shall be calculated as follows, using the method(s) indicated below: (Check Method(s) to be Used and Fill In Appropriately)

☐	I. Cost of Living Adjustment(s) (COLA)

a. On (Fill in COLA Dates):

the Base Rent shall be adjusted by the change, if any, from the Base Month specified below, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for (select one): ☐ CPI W (Urban Wage Earners and Clerical Workers) or ☐ CPI U (All Urban Consumers), for (Fill In Urban Area):

All Items (1982-1984 = 100), herein referred to as “CPI”.

b. The monthly rent payable in accordance with paragraph A.I.a. of this Addendum shall be calculated as follows: the Base Rent set forth in paragraph 1.5 of the attached Lease, shall be multiplied by a fraction the numerator of which shall be the CPI of the calendar month 2 months prior to the month(s) specified in paragraph A.I.a. above during which the adjustment Is to take effect, and the denominator of which shall be the CPI of the calendar month which is 2 months prior to (select one): ☐ the first month of the term of this Lease as set forth in paragraph 1.3 (“Base Month”) or ☐ (Fill In Other “Base Month”):                                                              . The sum so calculated shall constitute the new monthly rent hereunder, but in no event, shall any such new monthly rent be less than the rent payable for the month Immediately preceding the rent adjustment.

c. In the event the compilation and/or publication of the CPI shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the index most nearly the same as the CPI shall be used to make such calculation. In the event that the Parties cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said Association and the decision of the arbitrators shall be binding upon the parties. The cost of said Arbitration shall be paid equally by the Parties.

☑	II. Market Rental Value Adjustment(s) (MRV)

a. On (Fill in MRV Adjustment Date(s)) February 15, 2009 the Base Rent shall be adjusted to the “Market Rental Value” of the property as follows:

1) Four months prior to each Market Rental Value Adjustment Date described above, the Parties shall attempt to agree upon what the new MRV will be on the adjustment date. If agreement cannot be reached, within thirty days, then:

(a) Lessor and Lessee shall immediately appoint a mutually acceptable appraiser or broker to establish the new MRV within the next 30 days.

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©2000 - AIR Commercial Real Estate Association	Form OE-3-8/00E

Any associated costs will be split equally between the Parties, or

(b) Both Lessor and Lessee shall each immediately make a reasonable determination of the MRV and submit such determination, in writing, to arbitration in accordance with the following provisions:

(i) Within 15 days thereafter, Lessor and Lessee shall each select an ☐ appraiser or ☑ broker (“Consultant”—check one) of their choice to act as an arbitrator. The two arbitrators so appointed shall immediately select a third mutually acceptable Consultant to act as a third arbitrator.

(ii) The 3 arbitrators shall within 30 days of the appointment of the third arbitrator reach a decision as to what the actual MRV for the Premises is, and whether Lessor’s or Lessee’s submitted MRV is the closest thereto. The decision of a majority of the arbitrators shall be binding on the Parties. The submitted MRV which is determined to be the closest to the actual MRV shall thereafter be used by the Parties.

(iii) If either of the Parties fails to appoint an arbitrator within the specified 15 days, the arbitrator timely appointed by one of them shall reach a decision on his or her own, and said decision shall be binding on the Parties.

(iv) The entire cost of such arbitration shall be paid by the party whose submitted MRV is not selected, ie. the one that is NOT the closest to the actual MRV.

2) Notwithstanding the foregoing, the new MRV shall not be less than the rent payable for the month immediately preceding the rent adjustment.

b. Upon the establishment of each New Market Rental Value:

1) the new MRV will become the new “Base Rent” for the purpose of calculating any further Adjustments, and

2) the first month of each Market Rental Value term shall become the new “Base Month” for the purpose of calculating any further Adjustments.

☐	III. Fixed Rental Adjustment(s) (FRA)

The Base Rent shall be increased to the following amounts on the dates set forth below:

On (Fill in FRA Adjustment Date(s)):	The New Base Rent shall be:
$_________________________
$_________________________
$_________________________
$_________________________

B.	NOTICE:

Unless specified otherwise herein, notice of any rental adjustments, other than Fixed Rental Adjustments, shall be made as specified in paragraph 23 of the Lease.

C.	BROKER’S FEE:

The Brokers shall be paid a Brokerage Fee for each adjustment specified above in accordance with paragraph 15 of the Lease.

NOTE: These forms are often modified to meet changing requirements of law and needs of the industry. Always write or call to make sure you are utilizing the most current form: AIR COMMERCIAL REAL ESTATE ASSOCIATION, 700 S. Flower Street, Suite 600, Los Angeles, Calif. 90017

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©2000 - AIR Commercial Real Estate Association	Form OE-3-8/00E